EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHARMING SHOPPES REPORTS THIRD QUARTER RESULTS;
PROVIDES UPDATED OUTLOOK FOR FOURTH QUARTER

•	Non-GAAP loss from continuing operations of $(0.21) per share, compared to Company’s projection of $(0.35) - $(0.37) per share
•	GAAP loss from continuing operations of $(0.50)per share
•	Quarter ends with cash, cash equivalents and available for sale securities of $74 million; no borrowings on line of credit
•	Restructuring plan to generate $100 - $125 million in expense savings
•	Lane Bryant Woman™ Catalog to be discontinued
•	Additional closings of approximately 100 stores
•	Transformation of merchandise strategy to vertical specialty store model

Bensalem, PA, November 25, 2008 – Charming Shoppes, Inc. (NASDAQ:CHRS) a leading multi-brand apparel retailer specializing in women's plus-size apparel, today reported sales and operating results for the third quarter and nine months ended November 1, 2008.  The Company also announced the commencement of a restructuring plan, expected to result in total cost savings of $100 - $125 million, with approximately $75 million occurring in fiscal year 2010, and a significant plan for the transformation of its merchandise strategy.  Additionally, the Company announced its intention to discontinue the Lane Bryant Woman™ catalog, and additional store closings, and provided an updated outlook for its fourth fiscal quarter ending January 31, 2009.

Operating Results for the Thirteen Weeks Ended November 1, 2008
For the thirteen weeks ended November 1, 2008, on a non-GAAP basis, excluding after-tax charges of $34.1 million, or $0.29 per diluted share, related to impairment, restructuring and other items, catalog discontinuation costs and deferred tax valuation allowances, the Company reported a loss from continuing operations of $(23.7) million, or $(0.21) per diluted share; on a GAAP basis, the Company reported a loss from continuing operations of $(57.8) million, or $(0.50) per diluted share.  The Company’s non-GAAP results compare favorably to its previous projection for a diluted loss per share from continuing operations in the range of $(0.35) to $(0.37) for the third quarter on a comparable basis.  For a reconciliation of GAAP to non-GAAP financial information, refer to the table at the end of this release.

The Company’s loss from continuing operations, on a GAAP basis, compares to a loss from continuing operations of $(1.7) million, or $(0.01) per diluted share for the thirteen weeks ended November 3, 2007.  Pre-tax charges of $34.1 million, or $0.29 per diluted share, recorded during the quarter ended November 1, 2008 include $20.2 million (non-cash), or $0.18 per diluted share, related to store impairment, $5.4 million, or $0.05 per diluted share, related to the discontinuance of the Lane Bryant Woman catalog, $2.9 million, or $0.02 per diluted share, primarily related to severance for the elimination of corporate positions during the third quarter of fiscal year 2009, and $5.6 million, or $0.05 per diluted share, related to a tax valuation allowance.

Net sales from continuing operations for the thirteen weeks ended November 1, 2008 decreased 8% to $553.1 million, compared to net sales from continuing operations of $599.7 million for the thirteen weeks ended November 3, 2007.

Net sales for the Company’s Retail Stores segment were $528.5 million during the thirteen weeks ended November 1, 2008, a decrease of 10% compared to $588.1 million during the thirteen weeks ended November 3, 2007.  Consolidated comparable store sales for the Company’s Retail Stores segment decreased 9% during the thirteen weeks ended November 1, 2008, compared to an 8% decrease in comparable store sales during the thirteen weeks ended November 3, 2007.  The Company’s 9% decrease in consolidated comparable store sales compares favorably to the Company’s previous projection for sales declines in the low double digits.

Alan Rosskamm, Chairman of the Board and Interim Chief Executive Officer of Charming Shoppes, Inc. said, “Our October sales and margin performance improved from the very difficult levels we experienced during September, which allowed us to deliver results that exceeded our previous guidance.   We ended the quarter with cash, cash equivalents and available for sale securities of approximately $74 million, compared to $63 million at the end of the corresponding period a year ago.  Our ability to generate cash in a very difficult climate is the result of strong inventory management, significant reductions in capital spending, realized cost savings from previously announced initiatives, and the sale of our non-core misses apparel catalogs.  Based on comparable store sales trends of low double digit declines, we expect to generate free cash flow during our fourth fiscal quarter, and end the fiscal year with cash balances in the range of $90 to $100 million. Additionally, we are not currently drawing upon our committed $375 million revolving credit facility, despite the fact that we are in our typical period of peak seasonal borrowing.  This facility is in place through July 2010.  As of November 1, 2008, available borrowing capacity on this facility, based on end of quarter inventory levels, was $255 million.”

The Company has performed a sensitivity analysis on its liquidity for the next fiscal year.  In the event that comparable store sales in fiscal year 2010 continue to trend at low double digit declines, the Company expects to generate positive free cash flow.  If comparable store sales declines are in the mid-teens, the Company expects to be cash-neutral.  The Company’s liquidity analysis assumes further reductions in capital spending and inventory through fiscal year 2010, as well as the implementation of its cost reduction initiatives, discussed below. This analysis does not include potential cash proceeds from any further divestitures, nor from the refinancing of any existing real estate assets.  For the fiscal year ending January 30, 2010, the Company has planned net capital expenditures of approximately $22 million, representing a significant reduction of more than 50% below an estimated $51 million for the current fiscal year. Additionally, plans include further significant reductions in inventories during fiscal year 2010 in addition to decreases in inventories, on a same store basis, of approximately 13% for the current fiscal year.  These plans should benefit the Company’s operating performance, including substantially reduced markdowns and improved gross margins.

Operating Results for the Thirty-nine Weeks Ended November 1, 2008
For the thirty-nine weeks ended November 1, 2008, on a non-GAAP basis, excluding charges related to impairment, restructuring and other items, catalog discontinuation costs and deferred tax valuation allowances, the Company reported a loss from continuing operations of $(21.1) million, or $(0.18) per diluted share; on a GAAP basis, the Company reported a loss from continuing operations of $(60.8) million, or $(0.53) per diluted share.  For a reconciliation of GAAP to non-GAAP financial information, refer to the table at the end of this release.

The Company’s loss from continuing operations, on a GAAP basis, compares to income from continuing operations of $45.6 million, or $0.36 per diluted share, for the thirty-nine weeks ended November 3, 2007. Pre-tax charges of $39.7 million, or $0.35 per diluted share, recorded during the year include $20.2 million (non-cash), or $0.18 per diluted share, related to store impairment, $5.4 million, or $0.05 per diluted share, related to the discontinuance of the Lane Bryant Woman catalog, $8.4 million, or $0.07 per diluted share, related to severance for the Company’s former CEO and the elimination of corporate positions during the third quarter of fiscal year 2009, and $5.7 million, or $0.05 per diluted share, related to a tax valuation allowance.

Net sales from continuing operations for the thirty-nine weeks ended November 1, 2008 decreased 7% to $1.843 billion, compared to net sales from continuing operations of $1.991 billion for the thirty-nine weeks ended November 3, 2007.

Net sales for the Company’s Retail Stores segment were $1.762 billion during the thirty-nine weeks ended November 1, 2008, a decrease of 10% compared to $1.959 billion during the thirty-nine weeks ended November 3, 2007.  Consolidated comparable store sales for the Company’s Retail Stores segment decreased 11% during the thirty-nine weeks ended November 1, 2008, compared to a 4% decrease in comparable store sales during the thirty-nine weeks ended November 3, 2007.

Comparable store sales by retail brand for the three and nine month periods ended November 1, 2008, were:

	Three Months Ended 11/1/08	Nine Months Ended 11/1/08
Lane Bryant Stores(1)	-10%	-11%
Fashion Bug Stores	-9%	-10%
Catherines Stores	-10%	-13%
Consolidated Retail Store Brands	-9%	-11%

(1) Includes Lane Bryant Outlet Stores

Net sales from continuing operations by brand for the three and nine month periods ended November 1, 2008 and November 3, 2007 were:

	Three Months	Three Months	Nine Months	Nine Months
	Ended 11/1/08	Ended 11/3/07	Ended 11/1/08	Ended 11/3/07
	($ in millions)	($ in millions)	($ in millions)	($ in millions)
Lane Bryant(1)	$257.2	$279.6	$838.9	$909.0
Fashion Bug	$191.1	$221.4	$660.0	$758.3
Catherines	$74.2	$82.0	$244.0	$276.3
Direct-to-Consumer Segment	$21.3	$9.3	$70.8	$24.7
Other (2)	$9.3	$7.4	$29.3	$22.3
Consolidated Net Sales from Continuing Operations	$553.1	$599.7	$1,843.0	$1,990.6

(1) Includes Lane Bryant Outlet Stores;
(2) Includes Petite Sophisticate Retail and Outlet Stores, Corporate and Other.

Non-Cash Impairment Charges
During the third quarter, the Company identified approximately 120 stores with asset carrying values in excess of such stores’ forecasted cash flows.  As such, the Company recorded a pre-tax, non-cash impairment charge of $(20.2) million, or $(0.18) per diluted share, to write down the long-lived assets at these stores to their respective fair values.

Tax Valuation Allowance
Also, during the third quarter, the Company recorded a tax valuation allowance of $(18.3) million, or $(0.16) per diluted share, on discontinued operations. As part of its quarterly closing and reporting process, the Company evaluated its deferred income taxes and determined that based on its cumulative three years of losses, including the loss projected in the current year, and other available evidence, a tax valuation allowance was required.

Discontinued Operations
For the thirteen weeks ended November 1, 2008, the Company reported a loss from discontinued operations, related to the sale of its non-core misses catalog businesses (which was finalized on September 18, 2008), of $(35.2) million (net of tax), or $(0.31) per diluted share, compared to a loss from discontinued operations of $(1.8) million (net of tax), or $(0.02) per diluted share for the corresponding period a year ago.  The loss from discontinued operations for the three months includes an after-tax loss on results of operations of approximately $(7.2) million and a loss on disposition of our non-core misses catalog business of approximately $(4.0) million. As a result of the aforementioned discussion on tax valuation allowance, included in the loss from discontinued operations of $(35.2) million, is a reversal of previously recognized tax benefits of $(24.0) million.

For the thirty-nine weeks ended November 1, 2008, the Company reported a loss from discontinued operations of $(74.9) million (net of tax), or $(0.65) per diluted share, compared to a loss from discontinued operations of $(4.6) million (net of tax), or $(0.04) per diluted share for the corresponding period a year ago.  The loss from discontinued operations for the thirty-nine weeks ended November 1, 2008, includes an after-tax loss on results of operations of approximately $(28.2) million and a loss on disposition of our non-core misses catalog business of approximately $(46.7) million.  As a result of the aforementioned discussion on tax valuation allowance, included in the loss from discontinued operations of $(74.9) million, is a reversal of previously recognized tax benefits of $(24.0) million.

Restructuring Plan and Expense Initiatives
The Company has engaged the services of management consultants A.T. Kearney to assist in its restructuring and cost reduction efforts.  The objectives of this program include improving and simplifying critical processes, consolidating activities and infrastructure, and reducing the Company’s expense structure in order for it to be more appropriately aligned with the Company’s generation of revenues in a recessionary environment.  When combined with cost reductions and store closings already initiated, the Company expects to achieve net cost reductions of approximately $100 - $125 million over the next two fiscal years through this process, with approximately $75 million expected to be realized in fiscal year 2010.

Discontinuation of Lane Bryant Woman™ Catalog
The Company announced today its plans to discontinue the operations of its Lane Bryant Woman catalog by the end of the first quarter of fiscal year 2010.  This decision allows the Company to focus its time and resources on executing the strategies of its core retail brands – Lane Bryant, Fashion Bug and Catherines.   The Company has recorded pre-tax charges of approximately $4.2 million associated with inventory write-downs and pre-tax charges of approximately $1.2 million related to severance costs.

Exiting this business will allow for considerable cost savings, and provide cash generation during fiscal year 2010 as the inventory is liquidated. Additionally, the Company estimates losses from the operation of this catalog of approximately $(10) million during the current fiscal year, the elimination of which will further benefit operating results in the next fiscal year.

Additional Store Closings Under Review
Earlier in the year, the Company identified 150 store locations for closure during the current fiscal year.  At this time, approximately 100 of those 150 closings have been completed, with the remainder to be closed by January 31, 2009.

The Company is today announcing the closure of as many as 100 additional stores during fiscal year 2010.  During the current fiscal year, the Company has been successful in achieving significant occupancy cost reductions through renegotiations of leases with its landlords.  The Company’s review of its retail store portfolio is expected to include opportunities for further occupancy cost reductions.

Transformation to Vertical Specialty Store Model
Rosskamm continued, “With the assistance of global management consulting firm Kurt Salmon Associates, we have begun the process of transforming Charming Shoppes into a vertical specialty store model, significantly increasing our percentage of internally designed, developed and sourced fashion product. Our plans are to develop and source more of our own proprietary fashion merchandise, become more focused on fashion and less driven by commodity product, and ultimately create an enhanced brand experience for our customers through an improved assortment across each of our core brands.  Increasing the percentage of merchandise we source directly will lead to gross margin enhancement opportunities and better value for our customers.  Our recent appointment of strong and empowered brand presidents in all three brands and the subsequent hiring of product design and development executives support this process and signal our commitment to this transformation.

In summary, Rosskamm stated, “The decisive actions we have announced today are consistent with other actions we have taken over the last several months.  It has been our strategy to return the Company’s focus and energies on our unique women’s plus apparel platform and on our core brands – Lane Bryant, Fashion Bug and Catherines.  The efforts of our dedicated team have resulted in continued progress toward this strategic goal.  We are strengthening our balance sheet and liquidity by reducing inventories and spending, and further rationalizing our store base.  We are also actively taking the offensive by hiring the right leaders and repositioning our brands.  The transformation of our merchandising processes and the attainment of significant cost savings through our restructuring plan will position us for significantly improved operating performance for the future.”

Outlook for the Fourth Fiscal Quarter ending January 31, 2009
Given the continuing uncertain economic climate and the Company’s expectations for continuing weak traffic trends, the Company continues its conservative approach in planning for the fourth quarter of fiscal year 2009.

For the three month period ending January 31, 2009, the Company has updated its projection for a diluted loss per share from continuing operations in the range of $(0.32) to $(0.38). This projection assumes no income tax benefit in the current quarter, pursuant to the income tax accounting rules.  In the fourth quarter of the previous year, the Company recorded a loss from continuing operations of $(0.19).  The Company's projection for the fourth quarter assumes net sales from continuing operations in the range of $650 to $660 million, compared to net sales from continuing operations of $731.8 million for the period ended February 2, 2008. The Company's projection assumes a continuation of year-to-date selling trends, resulting in decreases in consolidated comparable store sales in the low double digits for the Company's Retail Stores segment, compared to a 9% decrease in consolidated comparable store sales in the prior year.

Charming Shoppes, Inc. will host its third quarter earnings conference call today at 9:15 am Eastern time.  To listen to the conference call, please dial 877-407-8293 approximately 10 minutes prior to the scheduled event.  The conference call will also be simulcast at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives.  The general public is invited to listen to the conference call via the webcast or the dial-in telephone number.

This press release, a transcript of prepared conference call remarks, and certain other financial and statistical information will be available, prior to today’s conference call, on the Company’s corporate website, at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives. An audio rebroadcast of the conference call will be accessible at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives, following the live conference.

The conference call will be recorded on behalf of Charming Shoppes, Inc. and consists of copyrighted material.  It may not be re-recorded, reproduced, transmitted or rebroadcast, in whole or in part, without the Company's express written permission.  Accessing this call or the rebroadcast constitutes consent to these terms and conditions.  Participation in this call serves as consent to having any comments or statements made appear on any transcript, broadcast or rebroadcast of this call.

At November 1, 2008, Charming Shoppes, Inc. operated 2,344 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, LANE BRYANT OUTLET®, and PETITE SOPHISTICATE OUTLET®.  During the nine months ended November 1, 2008 the Company opened 49, relocated 48, and closed 114 retail stores.  The Company ended the period with 911 Fashion Bug and Fashion Bug Plus stores, 913 Lane Bryant and Lane Bryant Outlet stores, 464 Catherines stores, and 56 Petite Sophisticate Outlet stores, comprising approximately 15,399,000 square feet of leased space.  Additionally, the Company operates the following direct-to-consumer titles:  Lane Bryant WomanTM, Figi's®, and shoetrader.com.  Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures
For the Thirteen and Thirty-Nine Weeks Ended November 1, 2008 and November 3, 2007

	13 Weeks Ended 11/1/08		13 Weeks Ended 11/3/07		39 Weeks Ended 11/1/08		39 Weeks Ended 11/3/07
	$ in millions	EPS	$ in millions	EPS	$ in millions	EPS	$ in millions	EPS
Income/(Loss) per share from continuing operations, on a GAAP basis	$(57.8)	$(0.50)	$(1.7)	$(0.01)	$(60.8)	$(0.53)	$45.6	$0.36
Impact of impairment charges	$(20.2)	$(0.18)	--	--	$(20.2)	$(0.18)	--	--
Impact of discontinuance of the Lane Bryant Woman catalog	$(5.4)	$(0.05)	--	--	$(5.4)	$(0.05)	--	--
Impact of restructuring and other charges	$(2.9)	$(0.02)	--	--	$(8.4)	$(0.07)	--	--
Impact of tax valuation allowance	$(5.6)	$(0.05)	--	--	$(5.7)	$(0.05)	--	--
Income (Loss) per share from continuing operations, on a non-GAAP basis	$(23.7)	$(0.21)	$(1.7)	$(0.01)	$(21.1)	$(0.18)	$45.6	$0.36

SEC REGULATION G -- Charming Shoppes, Inc. reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that non-GAAP performance measures, which exclude one-time charges, present the operating results of the Company on a basis consistent with those used in managing the Company's business, and provide users of the Company's financial information with a more meaningful report on the condition of the Company's business. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

Safe Harbor Statement
This press release contains and the Company’s conference call may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning appointments of executives, the Company's operations, performance, financial condition, and the Company’s plans relating to cost reductions, store closings and merchandise strategy. Such forward- looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated.  Such risks and uncertainties may include, but are not limited to: the failure to find a suitable permanent replacement for the Company's former Chief Executive Officer within a reasonable time period, the failure to consummate our identified strategic solution for our other non-core assets, the failure to effectively implement our planned consolidation,  cost and capital budget reduction plans and store closing plans, the failure to implement the Company's business plan for increased profitability and growth in the Company's retail stores and direct-to-consumer segments, the failure to effectively implement the Company's plans for a new organizational structure and enhancements in the Company's merchandise and marketing, the failure to effectively implement the Company’s plans for the transformation of its brands to a vertical specialty store model, the failure to achieve increased profitability through the adoption by the Company’s brands of a vertical specialty store model, the failure to achieve improvement in the Company's competitive position, the failure to continue receiving financing at an affordable cost through the availability of our credit card securitization facilities and through the availability of credit we receive from our suppliers and their agents, the failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, the failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company's centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2008, our Quarterly Reports on Form 10-Q and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Vice President, Investor Relations
215-638-6955

CHARMING SHOPPES, INC.
(Unaudited)

		3rd Quarter		3rd Quarter
		Ended		Ended
	Percent	Nov. 1,	Percent	Nov. 3,	Percent
(in thousands, except per share amounts)	Change	2008	of Sales (a)	2007	of Sales (a)

Net sales	(7.8)	$553,066	100.0	$599,665	100.0

Cost of goods sold, buying, catalog and occupancy (b)	(0.2)	428,338	77.4	429,175	71.6
Selling, general, and administrative	(2.8)	167,585	30.3	172,423	28.8
Impairment of store assets (c)	N/A	20,216	3.7	0	0.0
Restructuring & other charges (d)	N/A	5,685	1.0	0	0.0
Total operating expenses	3.4	621,824	112.4	601,598	100.3

Loss from operations	N/A	(68,758)	(12.4)	(1,933)	(0.3)

Other income, principally interest (e)	(30.2)	1,876	0.3	2,686	0.4
Interest expense	(1.5)	(2,172)	(0.4)	(2,206)	(0.4)

Loss from continuing operations before income taxes	NA	(69,054)	(12.5)	(1,453)	(0.2)
Income tax (benefit)/provision (f)	NA	(11,269)	(2.0)	287	0.0

Loss from continuing operations	NA	(57,785)	(10.4)	(1,740)	(0.3)

Loss from discontinued operations (including increase in the
loss on disposal of $3,968), net of tax (f) (g)	N/A	(35,181)	(6.4)	(1,828)	(0.3)
Net loss	N/A	$(92,966)	(16.8)	$(3,568)	(0.6)

Loss per share:
Basic:
Loss from continuing operations		$(0.50)		$(0.01)
Loss from discontinued operations, net of tax (f)		(0.31)		(0.02)
Net loss		$(0.81)		$(0.03)
Weighted average shares and equivalents outstanding		114,877		121,196

Diluted:
Loss from continuing operations		$(0.50)		$(0.01)
Loss from discontinued operations, net of tax (f)		(0.31)		(0.02)
Net loss		$(0.81)		$(0.03)
Weighted average shares and equivalents outstanding		114,877		121,196

(a)	Results do not add due to rounding.

(b)
As a result of the planned shutdown of the Lane Bryant Woman catalog operations approved in the 3rd Quarter, a markdown allowance of $4,200 was recorded to record inventory at the lower of cost or market.

(c)
Based on our assessments of the carrying value of long-lived assets conducted in accordance with SFAS No. 144, in the Fiscal 2009 Third Quarter we identified approximately 120 stores with asset carrying values in excess of such stores’ respective forecasted undiscounted cash flows. Accordingly, we incurred non-cash charges of $20.2 million to write down these stores to their respective fair values.

(d)
Includes $3,070 of severance related to the planned shutdown of the Lane Bryant Woman catalog operations and the elimination of corporate positions that were approved in the 3rd Quarter.  Also includes $1,585 of lease termination payments, relocation and other charges related to the consolidation and streamlining initiatives announced during the 4th Quarter of Fiscal 2008.  Additionally we recorded accelerated deprecation of $972 related to fixed assets retained from the sale of the non-core misses apparel catalog businesses within the Company’s Direct-to-Consumer segment.

(e)	Includes $1,392 of interest related to refunds from amended tax returns filed during the 3rd Quarter.

(f)
As part of our quarterly closing and reporting process we evaluated our deferred income taxes and determined that based on our cumulative three years of losses and other available evidence, a tax valuation allowance against our existing deferred tax assets was required.  Accordingly the tax benefit for the 3rd Quarter is net of a valuation allowance of $17,466 and $18,304 for continuing operations and discontinued operations, respectively.

(g)
Loss from discontinued operations for the 3rd Quarter of Fiscal 2009 represents the results of operations, an increase to the loss on disposal as a result of the closing of the sale on September 18, 2008, net of the reversal of $24,004 of previously recognized tax benefit for the non-core misses apparel catalog businesses within the Company’s Direct-to-Consumer segment.

CHARMING SHOPPES, INC.
(Unaudited)

		Nine Months		Nine Months
		Ended		Ended
	Percent	Nov. 1,	Percent	Nov. 3,	Percent
(in thousands, except per share amounts)	Change	2008	of Sales (a)	2007	of Sales (a)

Net sales	(7.4)	$1,843,028	100.0	$1,990,638	100.0

Cost of goods sold, buying, catalog and occupancy (b)	(2.8)	1,349,389	73.2	1,387,562	69.7
Selling, general, and administrative	(1.8)	519,375	28.2	528,744	26.6
Impairment of store assets (c)	N/A	20,216	1.1	0	0.0
Restructuring & other charges (d)	N/A	24,241	1.3	0	0.0
Total operating expenses	(0.2)	1,913,221	103.8	1,916,306	96.3

Income/(loss) from operations	(194.4)	(70,193)	(3.8)	74,332	3.7

Other income, principally interest (e)	(59.1)	3,183	0.2	7,787	0.4
Interest expense	(18.6)	(6,742)	(0.4)	(8,287)	(0.4)

Income/(loss) from continuing operations before income taxes	(199.9)	(73,752)	(4.0)	73,832	3.7
Income tax (benefit)/provision (f)	(145.8)	(12,914)	(0.7)	28,212	1.4

Income/(loss) from continuing operations	(233.4)	(60,838)	(3.3)	45,620	2.3

Loss from discontinued operations (including loss
on disposal of $46,736), net of tax (f) (g)	N/A	(74,922)	(4.1)	(4,611)	(0.2)
Net income/(loss)	(431.0)	$(135,760)	(7.4)	$41,009	2.1

Earnings/(loss) per share:
Basic:
Income/(loss) from continuing operations		$(0.53)		$0.37
Loss from discontinued operations, net of tax (f)		(0.65)		(0.04)
Net income/(loss)		$(1.18)		$0.33
Weighted average shares and equivalents outstanding		114,602		122,688

Diluted:
Income/(loss) from continuing operations		$(0.53)		$0.36
Loss from discontinued operations, net of tax (f)		(0.65)		(0.04)
Net income/(loss)		$(1.18)		$0.32
Weighted average shares and equivalents outstanding		114,602		130,840

(a)	Results do not add due to rounding.

(b)
As a result of the planned shutdown of the Lane Bryant Woman catalog operations approved in the 3rd Quarter, a markdown allowance of $4,200 was recorded to record inventory at the lower of cost or market.

(c)
Based on our assessments of the carrying value of long-lived assets conducted in accordance with SFAS No. 144, in the Fiscal 2009 Third Quarter we identified approximately 120 stores with asset carrying values in excess of such stores’ respective forecasted undiscounted cash flows. Accordingly, we incurred non-cash charges of $20.2 million to write down these stores to their respective fair values.

(d)
Includes $10,813 of lease termination payments, relocation and other charges related to the consolidation and streamlining initiatives announced during the 4th Quarter of Fiscal 2008.  Also includes $9,387 related to severance for our former chief executive officer, $3,070 of severance related to the planned shutdown of the Lane Bryant Woman catalog operations and the elimination of corporate positions that were approved in the 3rd Quarter.  Additionally we recorded accelerated deprecation of $972 related to fixed assets retained from the sale of the  non-core misses apparel catalog businesses within the Company’s Direct-to-Consumer segment.

(e)	Includes $1,392 of interest related to refunds from amended tax returns filed during the 3rd Quarter.

(f)
As part of our quarterly closing and reporting process we evaluated our deferred income taxes and determined that based on our cumulative three years of losses and other available evidence, a tax valuation allowance against our existing deferred tax assets was required.  Accordingly the tax benefit for the 3rd Quarter is net of a valuation allowance of $17,466 and $18,304 for continuing operations and discontinued operations, respectively.

(g)
Loss from discontinued operations for the 3rd Quarter of Fiscal 2009 represents the results of operations, an increase to the loss on disposal as a result of the closing of the sale on September 18, 2008, net of the reversal of $24,004 of previously recognized tax benefit for the non-core misses apparel catalog businesses within the Company’s Direct-to-Consumer segment.

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	November 1,	February 2,
(In thousands, except share amounts)	2008	2008

ASSETS
Current assets
Cash and cash equivalents	$67,829	$61,335
Available-for-sale securities	6,375	13,364
Accounts receivable, net of allowances of $1,579 and $6,262	4,477	33,535
Investment in asset-backed securities	112,801	115,912
Merchandise inventories	406,102	330,216
Deferred advertising	12,908	5,546
Deferred taxes	0	9,773
Prepayments and other	177,765	151,716
Current assets of discontinued operations	0	119,994
Total current assets	788,257	841,391

Property, equipment, and leasehold improvements – at cost	1,075,629	1,117,559
Less accumulated depreciation and amortization	657,884	658,410
Net property, equipment, and leasehold improvements	417,745	459,149

Trademarks and other intangible assets	189,021	189,562
Goodwill	66,666	66,666
Other assets	31,801	56,536
Total assets	$1,493,490	$1,613,304

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$177,102	$122,629
Accrued expenses	190,447	168,573
Current liabilities of discontinued operations	0	46,086
Current portion – long-term debt	6,601	8,827
Total current liabilities	374,150	346,115

Deferred taxes	42,465	38,122
Other non-current liabilities	192,525	192,454
Long-term debt	307,649	306,169

Stockholders’ equity
Common Stock $.10 par value:
Authorized – 300,000,000 shares
Issued – 152,352,569 shares and 151,569,850 shares	15,235	15,157
Additional paid-in capital	414,127	407,499
Treasury stock at cost – 38,482,213 shares and 36,477,246 shares	(347,730)	(336,761)
Accumulated other comprehensive income/(loss)	(2)	22
Retained earnings	495,071	644,527
Total stockholders’ equity	576,701	730,444
Total liabilities and stockholders’ equity	$1,493,490	$1,613,304

Certain prior-year amounts have been reclassified to conform to the current-year presentation.

Amounts are preliminary and subject to reclassifications and adjustments.

 CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Thirty-nine Weeks Ended
	November 1,	November 3,
(In thousands)	2008	2007

Operating activities
Net income/(loss)	$(135,760)	$41,009
Adjustments to reconcile net income/(loss) to net cash provided by operating activities
Depreciation and amortization	73,586	69,492
Loss on disposition of discontinued operations	46,736	0
Impairment of store assets	20,216	0
Deferred income taxes	13,428	8,856
Stock-based compensation	4,708	8,494
Excess tax benefits related to stock-based compensation	0	(847)
Write-down of deferred taxes related to stock-based compensation	(1,352)	0
Write-down of capital assets	2,456	0
Net (gain)/loss from disposition of capital assets	(722)	1,926
Net loss/(gain) from securitization activities	531	(7,486)
Changes in operating assets and liabilities
Accounts receivable, net	29,058	29,807
Merchandise inventories	(65,430)	(68,763)
Accounts payable	51,768	15,778
Deferred advertising	(5,317)	(10,423)
Prepayments and other	(7,517)	980
Accrued expenses and other	(8,971)	15,278
Purchase of Lane Bryant credit card receivables portfolio	0	(230,975)
Securitization of Lane Bryant credit card receivables portfolio	0	230,975
Net cash provided by operating activities	17,418	104,101

Investing activities
Investment in capital assets	(49,310)	(108,775)
Proceeds from sales of capital assets	4,813	0
Net proceeds from sale of discontinued operations	34,440	0
Gross purchases of securities	(3,935)	(73,089)
Proceeds from sales of securities	11,651	2,206
(Increase)/decrease in other assets	8,147	(15,650)
Net cash provided by/(used by) investing activities	5,806	(195,308)

Financing activities
Proceeds from issuance of senior convertible notes	0	275,000
Proceeds from long term borrowings	108	986
Repayments of long-term borrowings	(6,813)	(9,044)
Payments of deferred financing costs	(47)	(7,611)
Excess tax benefits related to stock-based compensation	0	847
Purchase of hedge on senior convertible notes	0	(90,475)
Sale of common stock warrants	0	53,955
Purchases of treasury stock	(10,969)	(240,289)
Net proceeds from shares issued under employee stock plans	484	389
Net cash used by financing activities	(17,237)	(16,242)

Increase/(decrease) in cash and cash equivalents	5,987	(107,449)
Cash and cash equivalents, beginning of period	61,842	143,838
Cash and cash equivalents, end of period	$67,829	$36,389

Certain prior-year amounts have been reclassified to conform to the current-year presentation.

Non-cash financing and investing activities
Common stock issued on redemption of convertible notes	$0	$149,564
Assets acquired through capital leases	$5,959	$5,509

Amounts are preliminary and subject to reclassifications and adjustments.